Exhibit 10.9

HOLLY ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
NOTICE OF GRANT OF PHANTOM UNITS
Pursuant to the terms and conditions of the Holly Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”), and the associated Phantom Unit Agreement (Employee) which has been made separately available to you (your “Agreement”), you are hereby issued Phantom Units, whereby each Phantom Unit represents the right to receive one Unit, plus rights to certain distribution equivalents described in Section 3 of the Agreement, subject to certain restrictions thereon and under the conditions set forth in this Notice of Grant of Phantom Units (the “Notice”), in the Agreement, and in the Plan (the “Phantom Units”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or your Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Units by following the instructions attached as Appendix A. Additionally, you may request a copy of the Plan or the prospectus by contacting Cara Whitesel at Cara.Whitesel@hollyfrontier.com or 214.954.6530.
Grantee:        ____________
Date of Grant:        _____________ __, 2019 (the “Date of Grant”)
Number of Units:    ____________

Vesting Schedule:
The restrictions on all of the Phantom Units granted pursuant to the Agreement will expire and the Phantom Units will vest according to the following schedule (or on the first business day thereafter if the date below falls on a weekend) (each such date, a “Regular Vesting Date”); provided, that (except as otherwise provided in Section 5 of your Agreement) you remain in the employ of the Company or its subsidiaries continuously from the Date of Grant through such Regular Vesting Dates (as determined under the Agreement).

On Each of the Following Regular Vesting Dates	Cumulative Portion of Phantom Units that will become Vested
December 1, 2020	One-third
December 1, 2021	One-third
December 1, 2022	One-third

Except as otherwise provided in Section 6 of your Agreement, all Phantom Units that have not become vested and non-forfeitable pursuant to this Notice will be null and void and forfeited to the Company in the event of your termination by the Company or its subsidiaries for any reason.
The Units you receive upon settlement will be taxable to you in an amount equal to the closing price of the Units on the date of settlement. By receipt or acceptance of the Phantom Units

Exhibit 10.9

you acknowledge and agree (a) that you are not relying on any written or oral statement or representation by the Company, its affiliates, Holly Energy Partners, L.P., or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice of Grant of Phantom Units and the Agreement and your receipt, holding and vesting of the Phantom Units, (b) that in accepting the Phantom Units you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, (c) to comply with the terms and conditions of the Award and the Plan, including, but not limited to the covenants set forth in Section 27 of the Agreement and (d) that a copy of the Agreement and the Plan has been made available to you. In addition, you consent to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law, including, without limitation, documents pursuant or relating to any equity award granted to you under the Plan or any other current or future equity or other benefit plan of the Company (the “Company’s Equity Plans”). This consent shall be effective for the entire time that you are a participant in a Company Equity Plan. By receiving or accepting the Phantom Units you hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with this Notice of Grant of Phantom Units and the Agreement and your receipt, holding and the vesting of the Phantom Units.
Holly Logistic Services, L.L.C.

George J. Damiris, Chief Executive Officer and President

Appendix A

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